Exhibit 99

Date:    IMMEDIATE (July 24, 1996)

Contact: Michael F. Sandler
         Chief Financial Officer
         MEDIQ Incorporated
         (609) 655-9399


         MEDIQ ANNOUNCES PCI SERVICES, INC. MERGING
         WITH CARDINAL HEALTH, INC.

         PENNSAUKEN, N.J.--MEDIQ Incorporated (AMEX;MED) reported today that PCI Services, Inc., a company in which MEDIQ owns a substantial interest, announced it has agreed to be acquired by Cardinal Health, Inc. MEDIQ owns 2,875,000 shares of the common stock of PCI, or approximately 46% of PCI's total outstanding shares.

         Under the terms of the merger agreement, shareholders of PCI will receive 0.336 shares of Cardinal Health common stock for each common share of PCI owned at the time that the transaction closes. Cardinal Health will issue approximately 2.1 million shares in the merger representing a transaction value of approximately $201 million, based upon yesterday's closing stock price and including PCI's outstanding debt of approximately $56 million. The combination is expected to be accounted for as a pooling of interests.

         In connection with the transaction, MEDIQ has granted Cardinal Health an option to purchase all of the shares of PCI owned by MEDIQ, exercisable upon the occurrence of certain events and has agreed to vote in favor of the transaction. The merger is expected to be completed in the fall, subject to approval by shareholders of PCI, and the receipt of requisite regulatory approvals.

         The merger agreement may be terminated by either PCI or Cardinal Health under specified circumstances, including, among others, if the average trading price of Cardinal Health's common stock over a specified period prior to the PCI stockholders' meeting is less than $58.12. PCI will not be able to terminate the agreement if Cardinal Health increases the exchange ratio in the manner provided by the agreement. Moreover, either PCI or Cardinal Health may terminate the merger agreement if Cardinal Health's average trading price over the relevant period is less than $54.70.


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         Thomas E. Carroll, President and Chief Executive Officer of MEDIQ, said that "we are extremely pleased with this transaction because it is another significant step in implementing MEDIQ's strategic plan to reduce debt with proceeds to be realized from the sale of non-core assets."

         If the merger were to be consummated at yesterday's closing stock price for Cardinal Health stock, MEDIQ would receive shares of Cardinal Health having a market value of approximately $66.125 million and would report an after-tax gain of approximately $24 million or approximately $1.00 per share of MEDIQ common stock.

         MEDIQ Incorporated, whose shares (MED and MED.Pr) and debentures (MED.C and MED.NP) are traded on the American Stock Exchange, through its wholly-owned subsidiary, MEDIQ/PRN Life Support Services, Inc., is the largest movable critical care and life support medical equipment rental business in the United States. MEDIQ also owns 47% of NutraMax Products, Inc. (NASDAQ;NMPC), a leading private health and personal care products company.